Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-273444) of Surf Air Mobility, Inc. of our report dated April 12, 2023, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern and the effects of the revision discussed in Note 1 to the consolidated financial statements, as to which the date is June 2, 2023 relating to the financial statements of Southern Airways Corporation, which appears in this Current Report on Form 8-K/A.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California

August 29, 2023